EXHIBIT 4.01

PHYSICIANS REMOTE SOLUTIONS, INC.

Total Authorized Issue 100,000,000 Shares of $0.00001 Par Value Common Stock

                                                See Reverse for

                                                Certain Definitions

This is to certify that            SPECIMEN               is the owner of

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Fully Paid and Non-Assessable Shares of Common Stock of PHYSICIANS REMOTE SOLUTIONS, INC. transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated:

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        President                                  Secretary